Exhibit 10.1

FIRST AMENDMENT OF LEASE

THIS FIRST AMENDMENT OF LEASE (“1st Amendment”) is made as of this 30th day of March, 2022, between 76/80 BURLINGTON GROUP LLC, a Massachusetts limited liability company, (“Landlord”) and AWARE, INC., a Massachusetts corporation, (“Tenant”).

B A C K G R O U N D:

A. Reference is made to that certain Lease dated March 1, 2022 between Landlord and Tenant (the “Lease”) for approximately 20,730 rentable square feet of space (the “Original Premises”) on the second (2nd) floor of the Building located at 76 Blanchard Road, Burlington, Massachusetts, as more particularly described in the Lease. Capitalized terms used but not defined herein shall have the same meaning as in the Lease.

B. Landlord and Tenant are the current holders, respectively, of the lessor’s and lessee’s interests in the Lease.

C. Landlord and Tenant desire to amend the Lease in certain respects which are expressed herein as Tenant has requested an extension of its termination right in Section 2.3.4 and Landlord has agreed in consideration for the terms and conditions expressed herein.

A G R E E M E N T S:

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree, and amend the Lease, as follows:

1.2	BASIC DATA AND DEFINITIONS.

This section is hereby amended to include the following bolded language within the existing paragraph:

Term or original Term:	Ten (10) years, six (6) months (plus the partial month, if any, immediately following the Commencement Date subject to Section 2.3 as amended).

This section is hereby amended to include the following bolded language within the existing paragraph:

Fixed Rent:

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Free Rent: Notwithstanding the Fixed Rent set forth above, so long as Tenant is not in default (beyond any applicable notice or cure period) under any of the terms and conditions of this Lease, Tenant shall be entitled to an abatement of the monthly installments of Fixed Rent, or so-called “free rent” period, for the first six (6) months of the Term reduced by and subject to the terms, conditions, and covenants of Section 2.3 as amended (the “Free Rent Period”). Tenant shall be responsible for the payment of Operating Expenses and Taxes as and to the extent provided in this Lease.

2.3	TERM.

Subsection 2.3.4

This subsection is hereby deleted and replaced with the following:

In addition to Tenant’s Option in Section 2.6, Tenant shall have the right to terminate the Lease upon written notice received by the Landlord on or before 5:00 P.M. (EST) on June 30, 2022. If Tenant exercises this right then the Parties shall perform in accordance with subsection (A) below. If the Tenant does not exercise this right then the Parties shall perform in accordance with subsection (B) below:

(A) In the event the Tenant terminates under this clause, the Parties agree that (i) Landlord shall immediately retain the “Additional Escrow” (see Section 1.2) amount of $150,000.00 which was paid to Landlord at Lease signing without notice to or objection from Tenant and (ii) in addition to retaining the Additional Escrow, Landlord shall immediately retain from the Security Deposit a fee which shall be calculated at $1,338.75 per diem for each day during the period commencing April 1, 2022 and ending on the date Landlord receives Tenant’s written notice exercising its termination right under this clause. For the express purpose of this clause, each day shall be deemed to end at 5:00 P.M. (EST). Tenant shall pay Landlord within five (5) days from exercising the termination right under this clause any amounts owed under this clause should the monies owed to Landlord be greater than the Security Deposit. The Parties acknowledge that if Tenant exercises this termination right then no broker’s fee or commission will be paid by the Landlord.

(B) In the event the Tenant does not terminate under this clause on or before 5:00 P.M. (EST) on June 30, 2022 or otherwise expressly waives the right to terminate under this clause by written notice to the Landlord on or before 5:00 P.M. (EST) on June 30, 2022, the Parties agree that (i) Tenant’s right to terminate under this clause shall lapse and be unequivocally waived, (ii) Landlord shall retain and continue to hold the Additional Escrow amount and apply a credit to Tenant’s obligations under the Lease at Landlord’s exclusive discretion, and (iii) the Free Rent Period shall be reduced (and rounded up, if necessary, as noted below) for each day during the period commencing April 1, 2022 and ending on the earlier of (a) June 30, 2022 or (b) the date Landlord receives Tenant’s written notice expressly waiving the right to terminate under this clause. If the final day of the Free Rent Period is not on the last day of the month, then Parties agree to include the remaining days of such month to the Free Rent Period so that the Fixed Rent shall begin on the first day of the month immediately succeeding the expiration of the Free Rent Period so that the Free Rent Period will be reduced by either one (1), two (2), or three (3) full calendar months.

(Example for Subsection 2.3.4(B): If Landlord received written notice by Tenant waiving its termination right on June 17, 2022, then the Free Rent Period shall be calculated by reducing the Free Rent Period by ninety-one (91) days which is three (3) full calendar months after rounding June 17th to June 30th. As defined herein and applying to this example, the Free Rent Period would commence on the Commencement Date and end after three (3) full calendar months at which time the Fixed Rent for the Term would begin on the next day being the first day of the month immediately succeeding the expiration of the Free Rent Period.)

The Parties acknowledge that the Lease and this 1st Amendment represent the entire agreement between the Parties and that no other modification, written or otherwise, exists between the Parties. The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of the Lease or this 1st Amendment or any exhibits or amendments thereto.

For purposes of this 1st Amendment, and any extensions or modifications, facsimile or electronic signatures shall be construed as original. This 1st Amendment may be signed and delivered in counterparts with the same effect as if each party had signed and delivered the same copy.

Except as specifically set forth herein, the Lease shall remain in full force and effect and is hereby ratified and affirmed by the Parties.

IN WITNESS WHEREOF the parties hereto have executed this 1st Amendment of Lease on the date first written above in multiple copies, each to be considered an original hereof, as a sealed instrument.

LANDLORD:			TENANT:

76/80 BURLINGTON GROUP, LLC,			AWARE, INC.,
a Massachusetts limited liability company			a Massachusetts corporation

By:	/s/ Robert L. Duffy, Jr.	By:	/s/ David Barcelo
	Name: Robert L. Duffy, Jr.		Name: David Barcelo
	Title: Member		Title: CFO

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